Exhibit 99.1

Contact:	Stacey Peterson
Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS RESULTS FOR THE THIRD QUARTER OF 2004

SANTA ANA, CA – October 26, 2004 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the third quarter ended September 27, 2004.

Third-Quarter Results

“We maintained solid revenues and profitability in the third quarter of 2004,” said Kent Alder, President and CEO of TTM Technologies.  “Cash flow from operations of $17.8 million represented our seventeenth consecutive quarter of positive cash flow from operations. And we now have a debt-free balance sheet.”

Third quarter 2004 revenue increased 37 percent to $62.2 million, compared to $45.3 million for the third quarter of 2003.  Sequentially, from the second quarter of 2004, revenues increased $600,000, or 1 percent.

For the third quarter of 2004, quick-turn business represented 22 percent of total revenues, compared to 25 percent for the third quarter of 2003 and 22 percent for the second quarter of 2004.  The percentage declined, year-over-year, due to higher growth in standard lead-time products.

Gross margin increased to 28.4 percent for the third quarter of 2004, compared to 20.9 percent for the third quarter of 2003.  Sequentially, gross margin declined from 31.0 percent for the second quarter of 2004, primarily due to product mix changes and lower efficiency, particularly at the Redmond division.

TTM posted an operating profit of $11.6 million for the third quarter of 2004, compared to $3.7 million for the third quarter of 2003 and $11.0 million for the second quarter of 2004.  Second quarter 2004 operating profit included a pretax restructuring charge of $855,000 to write down the value of the Burlington property, which was closed two years ago and has been sold in the fourth quarter of 2004.

Net income for the third quarter of 2004 was $8.0 million, or $0.19 per diluted share, compared with $6.9 million, or $0.17 per diluted share, for the second quarter of 2004, and $2.5 million, or $0.06 per diluted share, for the third quarter of 2003.  A lower tax rate in the third quarter of 2004 added approximately $0.01 to diluted earnings per share.  Second quarter 2004 net income included a non-cash restructuring charge that reduced after-tax earnings by $539,000, or $0.01 per diluted share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2004 was $14.2 million, up from $6.3 million for the third quarter of 2003 and $13.5 million for the second quarter of 2004.

“While business conditions were relatively stable overall, we have experienced some variability by customer and end market,” stated Alder.  “Our quick-turn business improved over the course of the third quarter compared to the softness experienced at the end of the second quarter.  However, we still have not seen a pick up in the ramp-to-volume portion of our quick-turn business.”

Financial Strength

“Due to our strong cash flow in the third quarter, we were able to fund net capital expenditures of $5.7 million, pay down the remaining outstanding debt of $6.7 million, and expand our cash and short-term investments by $5.5 million to $52.6 million,” said Alder.

Outlook

For the fourth quarter of 2004, TTM is estimating revenues of $58 million to $62 million and earnings of $0.14 to $0.18 per diluted share.  “While overall business remains relatively healthy, we continue to see mixed demand from individual customers and certain end markets,” concluded Alder.  “We anticipate slight pressure on pricing, and a raw material price increase that took place October 1, 2004, is expected to trim gross margins by one percentage point.”

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its third-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until November 2, 2004, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2004	2003	2004	2004	2003

Net sales	$62,195	$45,327	$61,595	$181,486	$126,008
Cost of goods sold	44,557	35,871	42,519	127,492	105,580

Gross profit	17,638	9,456	19,076	53,994	20,428

Operating expenses:
Selling and marketing	2,791	2,704	3,118	8,950	7,893
General and administrative	2,914	2,740	3,812	10,234	8,320
Amortization of intangibles	300	300	301	901	901
Restructuring charges	—	—	855	855	203
Total operating expenses	6,005	5,744	8,086	20,940	17,317

Operating income	11,633	3,712	10,990	33,054	3,111

Interest expense	(82)	(144)	(107)	(309)	(451)
Amortization of debt issuance costs	(82)	(32)	(26)	(135)	(71)
Interest income and other, net	191	104	116	399	269

Income before income taxes and extraordinary item	11,660	3,640	10,973	33,009	2,858
Income tax provision	(3,615)	(1,353)	(4,063)	(11,528)	(1,113)

Net income before extraordinary item	8,045	2,287	6,910	21,481	1,745

Extraordinary gain	—	218	—	—	1,042

Net income	$8,045	$2,505	$6,910	$21,481	$2,787

Earnings per common share before extraordinary item:
Basic	$0.20	$0.06	$0.17	$0.53	$0.04
Diluted	0.19	0.06	0.17	0.51	0.04

Earnings per common share:
Basic	0.20	0.06	0.17	0.53	0.07
Diluted	0.19	0.06	0.17	0.51	0.07

Weighted average common shares:
Basic	40,851	39,929	40,759	40,740	39,849
Diluted	41,769	41,151	41,851	41,932	40,714

SELECTED BALANCE SHEET DATA

	September 27, 2004	December 31, 2003
Cash and short-term investments	$52,579	$31,745
Accounts receivable, net	37,133	28,519
Inventories, net	7,258	8,617
Total current assets	101,283	74,887
Net property, plant and equipment	47,498	43,536
Other assets	78,172	87,434
Total assets	226,953	205,857

Current maturities of long-term debt	$—	$4,444
Other current liabilities	25,198	18,091
Long-term liabilities	624	4,995
Shareholders’ equity	201,131	178,327
Total liabilities and shareholders’ equity	226,953	205,857

SUPPLEMENTAL DATA

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2004	2003	2004	2004	2003
EBITDA	$14,226	$6,265	$13,491	$40,529	$11,147
EBITA	$12,153	$4,363	$11,436	$34,441	$5,352

Gross margin	28.4%	20.9%	31.0%	29.8%	16.2%
EBITDA margin	22.9	13.8	21.9	22.3	8.8
Operating margin	18.7	8.2	17.8	18.2	2.5

End Market Breakdown:

	Third Quarter
	2004	2003

Networking/communications	44.4%	41.7%
High-end computing	30.8	32.0
Industrial/medical	13.7	13.6
Computer peripherals	5.0	8.3
Handheld	2.4	1.5
Other	3.7	2.9

RECONCILIATIONS*

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2004	2003	2004	2004	2003
EBITA/EBITDA reconciliation:
Net income	$8,045	$2,505	$6,910	$21,481	$2,787
Add back items:
Income taxes	3,615	1,353	4,063	11,528	1,113
Interest expense	82	144	107	309	451
Amortization of debt issuance costs	82	32	26	135	71
Amortization of intangibles	330	329	330	989	930
EBITA	12,154	4,363	11,436	34,442	5,352

Depreciation expense	2,073	1,902	2,055	6,088	5,795
EBITDA	$14,227	$6,265	$13,491	$40,530	$11,147

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.